Exhibit 6.12

SIDE LETTER AGREEMENT

This SIDE LETTER AGREEMENT (this "Agreement") is made as of September 28, 2021 by and between Coyuchi, Inc, a California corporation ("Company") and Flexport Capital LLC ("Flexport Capital").

BACKGROUND

A. Company and Flexport Capital entered into that certain Term Sheet dated as of September 28, 2021 (the "Term Sheet") pursuant to which Company may request that Flexport Capital make advances (each, an "Advance") to a designated Supplier on behalf of Company for the purchase of inventory to be shipped by Flexport Capital's Affiliates.

B. In connection with each Advance, Company and Flexport Capital have and will enter into an Installment Plan Agreement (each an "Installment Plan Agreement").

C. Company and Flexport Capital desire to enter into this Agreement to permit Company to use the proceeds of any Advance to purchase inventory that will be shipped with service providers that are not affiliates of Flexport Capital (an "External Shipment").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Terms of Financing.
    a. Notwithstanding anything to the contrary in the Term Sheet, the Terms and Conditions, or any Installment Plan Agreement, Flexport Capital hereby permits Company to use the proceeds of any Advance for External Shipments, subject to the terms and conditions set forth herein. Each advance for an External Shipment is hereafter referred to as an "External Advance".
    b. No External Advance can exceed the advance rate set forth in the Term Sheet. The aggregate amount of all External Advances outstanding at any time cannot exceed fifty percent (75%) of the Credit Limit Amount set forth in the Term Sheet.
2. Financing Request. To request an External Advance, Company must deliver to Flexport Capital:
    a. The following information for each External Shipment no later than 5:00 p.m. Pacific Time on or before the business day prior to the business day on which Company is requesting the External Advance to be paid: (i) the internal reference number used by Company to identify such External Shipment, (ii) the requested payment date, (iii) the amount of the commercial invoice to be advanced by Flexport Capital, (iv) the remaining amount of the commercial invoice to be paid

by Company, (v) the designated currency, (vi) Supplier's name, (vii) the payment reference for Supplier wire instructions, and (viii) any additional information or instructions necessary to complete the transaction.

b. A copy of the commercial invoice issued by Supplier for each External Shipment.

c. A copy of any bill of lading issued by the carrier or, if a bill of lading is not available, any other loading or shipment specific document evidencing transit of the External Shipment issued by the Company's designated transportation intermediary and acceptable to Flexport Capital.

d. A fully executed Installment Plan Agreement no later than 9:00 a.m. Pacific Time on the Business Day on which Company is requesting the External Advance to be paid.

3. Reference.

   a. References to "Financing" or "Financings" in this Agreement, any Installment Plan Agreement, and all security agreements, and all other documents, instruments, certificates, and notices at any time delivered by any Person (other than Flexport Capital) in connection with any of the foregoing, including the Flexport Capital Financing Terms & Conditions available at www.flexport.com/terms (the "Terms and Conditions"), shall include reference to External Advances (as defined below) as applicable.

4. Conflict of Terms. In the event of a conflict between the terms of this Agreement and the terms of the Term Sheet, the Terms and Conditions, any Installment Plan Agreement or any other loan document, the terms of this Agreement shall prevail.

5. Ratification. Except as specifically modified by this Agreement, each Loan Document, including the Terms and Conditions, and all other related documents, instruments or agreements executed and or/delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

6. Governing Law. This Agreement shall be governed by the law of the State of Delaware, and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflicts of laws, and any applicable laws of the United States of America.

[*Remainder of page intentionally left blank.*
Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

COMPANY:

Coyuchi, Inc.
a California corporation

DocuSigned by:
By: Michelle Meyer
679FB60783B346D...
Name: Michelle Meyer
Title: CFO

FLEXPORT CAPITAL:

FLEXPORT CAPITAL LLC,
a Delaware limited liability company

DocuSigned by:
By: Justin Sherlock
7ED31F2C1BDD45D...
Name: Justin Sherlock
Title: Head of Flexport Capital

DocuSign

Certificate Of Completion

Envelope Id: C06479B8D2744A3892D6F7D31CE499FD		Status: Completed
Subject: Please DocuSign: Coyuchi Side Letter - September 2021.pdf		
Source Envelope:		
Document Pages: 3	Signatures: 2	Envelope Originator:
Certificate Pages: 2	Initials: 0	Flexport Capital
AutoNav: Enabled		760 Market Street
EnvelopeId Stamping: Enabled		Floor 8
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		San Fransisco, CA 94102
		capitaloperations@flexport.com
		IP Address: 47.155.232.110

Record Tracking

Status: Original 9/28/2021 9:31:53 AM	Holder: Flexport Capital capitaloperations@flexport.com	Location: DocuSign

Signer Events	Signature	Timestamp
Michelle Meyer mmeyer@coyuchi.com CFO Coyuchi, Inc. Security Level: Email, Account Authentication (None)	DocuSigned by: Michelle Meyer 679FB60783B346D... Signature Adoption: Pre-selected Style Using IP Address: 162.217.73.100	Sent: 9/28/2021 9:38:11 AM Viewed: 9/28/2021 8:23:59 PM Signed: 9/28/2021 8:24:47 PM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

Justin Sherlock jsherlock@flexport.com Head of Flexport Capital Flexport Security Level: Email, Account Authentication (None)	DocuSigned by: Justin Sherlock 7ED31F2C1BDD45D... Signature Adoption: Pre-selected Style Using IP Address: 76.102.38.214 Signed using mobile	Sent: 9/28/2021 8:24:48 PM Viewed: 9/28/2021 10:14:53 PM Signed: 9/28/2021 10:14:59 PM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

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Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	9/28/2021 9:38:11 AM
Certified Delivered	Security Checked	9/28/2021 10:14:53 PM

Envelope Summary Events	Status	Timestamps
Signing Complete	Security Checked	9/28/2021 10:14:59 PM
Completed	Security Checked	9/28/2021 10:14:59 PM

Payment Events	Status	Timestamps